EXHIBIT 99.(a)(1)(B)

LETTER OF TRANSMITTAL

ALSIUS CORPORATION

TENDER OF OUTSTANDING OPTIONS PURSUANT TO THE OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK OF ALSIUS CORPORATION
DATED JUNE 16, 2008

THE RIGHT TO TENDER OUTSTANDING OPTIONS PURSUANT TO THE OFFER WILL COMMENCE ON JUNE 16, 2008 AND
WILL EXPIRE AT 5:00 P.M., PACIFIC DAYLIGHT TIME, ON JULY 25, 2008
UNLESS THE OFFER IS EXTENDED BY ALSIUS CORPORATION

Deliver the completed and signed Letter of Transmittal by either:

Electronic Delivery:
Scanning it and emailing it to Brett Scott, Chief Financial Officer, at bscott@alsius.com.

Facsimile:
Alsius Corporation, Attn: Brett Scott, Chief Financial Officer, Fax. No. (949) 753-1819.

Regular Mail, Overnight Courier or Hand Delivery:
Alsius Corporation, Attn: Brett Scott, Chief Financial Officer, 15770 Laguna Canyon Road, Suite 150, Irvine, CA 92618.

If you wish to tender your options for exchange, you must properly complete, sign and return this Letter of Transmittal to Alsius either (i) electronically via e-mail as an attachment in Adobe PDF format to the following e-mail address: bscott@alsius.com; (ii) by facsimile transmission to the fax number indicated above; or (iii) by regular mail, overnight courier or hand delivery to the Company's headquarters in Irvine, California. In any event, this Letter of Transmittal must be received by Alsius no later than 5:00 p.m., Pacific Daylight Time on July 25, 2008  (or such later date and time to which Alsius extends the Offer).

Capitalized terms not otherwise defined in this Letter of Transmittal, dated June 16, 2008 have the same meaning as in the Offer to Exchange Certain Outstanding Options to Purchase Common Stock of Alsius Corporation (the "Offer Statement").

 You are not required to tender your eligible options. By signing and returning this Letter of Transmittal, you hereby tender those options you have indicated herein, in exchange for a grant of Restricted Stock Unit(s) (“RSUs”) under the Company's 2006 Equity Incentive Plan (the "Plan"). For a fuller description of eligible stock options and RSUs, see the Offer Statement, dated June 16, 2008.

ALSIUS CORPORATION ("ALSIUS" OR THE "COMPANY") HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON ITS BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THE OFFER STATEMENT, DATED JUNE 16, 2008 OR THIS LETTER OF TRANSMITTAL OR IN DOCUMENTS TO WHICH ALSIUS HAS REFERRED YOU. ALSIUS HAS NOT AUTHORIZED ANYONE TO PROVIDE FINANCIAL PLANNING SERVICES TO EMPLOYEES OR TO MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. IF ANYONE MAKES ANY SUCH RECOMMENDATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION AS HAVING BEEN AUTHORIZED BY ALSIUS.

If you properly complete and deliver this Letter of Transmittal by e-mail, facsimile, mail or hand delivery to the Company prior to the expiration of the Offer, you will receive a confirmation of receipt. We recommend that you keep a copy of your completed Letter of Transmittal and such receipt for your records.

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INSTRUCTIONS FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. Delivery; Letter of Transmittal; Notice of Withdrawal.  You may tender options for exchange solely by completing, signing and returning this Letter of Transmittal to the Company either (i) electronically via e-mail as an attachment in Adobe PDF format to the following e-mail address, bscott@alsius.com; (ii) by facsimile to (949) 753-1819, or mail or hand delivery to the Company's headquarters in Irvine, California, in any case so that it is received by 5:00 p.m., Pacific Daylight Time on July 25, 2008 (or such later date and time to which the Company extends the Offer).

If you tender your options but then wish to withdraw from the Offer, you may do so at any time prior to 5:00 p.m., Pacific Daylight Time on July 25, 2008 (or such later date and time to which extends the Offer). If you wish to withdraw your eligible options, you must do so using the same method used to tender the options, either by delivering a properly completed and signed Notice of Withdrawal (1) via e-mail as an attachment in Adobe PDF format to the following e-mail address bscott@alsius.com or; (2) by facsimile to (949) 753-1819, or (3) mail or hand delivery to the Company's headquarters in Irvine, California, in any case so that it is received before 5:00 p.m., Pacific Daylight Time on July 25, 2008 (or such later date and time to which extends the Offer).

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING LETTERS OF TRANSMITTAL, IS AT THE ELECTION AND RISK OF THE TENDERING OPTION HOLDER. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY TO ENSURE THE LETTER OF TRANSMITTAL IS RECEIVED BY THE COMPANY BY 5:00 P.M., PACIFIC DAYLIGHT TIME ON JULY 25, 2008 (OR SUCH LATER DATE AND TIME TO WHICH THE COMPANY EXTENDS THE OFFER). IF YOU DELIVER THE LETTER OF TRANSMITTAL ELECTRONICALLY VIA E-MAIL OR BY FACSIMILE, WE RECOMMEND THAT YOU CONFIRM THAT YOU HAVE RECEIVED A CONFIRMATION OF RECEIPT; IF YOU DO NOT RECEIVE A CONFIRMATION OF RECEIPT, PLEASE CALL THE COMPANY TO RECEIVE A CONFIRMATION.

2. Requests For Assistance.    If you have any questions, please contact, Brett Scott, Chief Financial Officer, 15770 Laguna Canyon Road, Suite 150, Irvine, California 92618, (949) 453-0150, ext. 154.

3. Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.    We will determine all questions as to the number of shares subject to the eligible options and whether anyone is an eligible participant, whether anyone who has chosen to tender options and the validity, form, eligibility (including time of receipt) and acceptance of Letters of Transmittal and Notices of Withdrawal. Our determination of these matters will be final and binding on all parties. We may reject any Letter of Transmittal, Notice of Withdrawal, or options tendered to the extent that we determine they were not properly delivered or to the extent that we determine it would be unlawful to accept the tendered options. We may waive any defect or irregularity in any Letter of Transmittal or Notice of Withdrawal with respect to any particular options or any particular option holder. No options will be properly tendered until all defects or irregularities have been cured by the option holder tendering the options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any options, and no one will be liable for failing to give notice of any defects or irregularities.

4. Important Tax Information.    Please refer to Section 12 of the Offer Statement for important tax information in connection with participating in the Offer.

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Alsius Corporation Option Holder:	[Optionee Name]

To Alsius Corporation:

By completing and delivering this Letter of Transmittal, I hereby tender to Alsius Corporation (the "Company") some or all of my outstanding options in exchange for a grant of unvested restricted stock units ("RSUs") under the Company’s 2006 Equity Incentive Plan (the “Plan”), as described in the Offer to Exchange Certain Outstanding Options to Purchase Common Stock of Alsius Corporation, dated June 16, 2008 (the "Offer Statement"), receipt of which I hereby acknowledge, and this Letter of Transmittal (which together constitute the "Offer").

Subject to, and effective upon, acceptance for exchange of the options tendered herewith in accordance with the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), I hereby sell, assign and transfer to, or upon the order of, the Company all right, title and interest in and to all the options that are being tendered hereby. I hereby acknowledge that by tendering my options, these options will be cancelled and forfeited upon acceptance by the Company. I acknowledge that the Company has advised me to consult with my own personal advisors as to the consequences of participating or not participating in the Offer.

I hereby represent and warrant that I have full power and authority to tender the options tendered herewith and that, when and to the extent the same are accepted for exchange by the Company, such options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and the same will not be subject to any adverse claims. I will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange of the options tendered hereby.

IN CONNECTION WITH THIS OFFER, I UNDERSTAND THAT I SHOULD REVIEW THE ALSIUS CORPORATION 2006 EQUITY INCENTIVE PLAN, MY STOCK OPTION AGREEMENT(S), THE FORM OF RESTRICTED STOCK UNIT AWARD AGREEMENT AND THE OFFER STATEMENT (AND DOCUMENTS ATTACHED THERETO AND/OR INCORPORATED THEREIN) BEFORE SIGNING THIS LETTER OF TRANSMITTAL.

Except by delivery of a Notice of Withdrawal prior to the expiration of the Offer as stated in the Offer Statement, this tender is irrevocable.

By execution hereof, I acknowledge and understand that:

(1) Tendering my option(s) pursuant to the procedures described in Section 2 of the Offer Statement and the instructions hereto will constitute my acceptance of the terms and conditions of the Offer.

(2) The Company’s acceptance for exchange of options tendered pursuant to the Offer will constitute a binding agreement between the Company and me upon the terms and subject to the conditions of the Offer.

(3) The RSUs that I will receive in exchange for my option(s) will be subject to vesting, forfeiture and other restrictions, including, without limitation, restrictions on sale, transfer, assignment, pledge or other encumbrances or dispositions, until such time as the RSUs vest and the restrictions lapse in the manner set forth in the Restricted Stock Unit Award Agreement between the Company and me, as described in the Offer Statement.

(4) I acknowledge that the Offer is subject to the terms and conditions described in the Offer Statement. I recognize that the Company may amend the Offer at any time and, upon the occurrence of any of the conditions set forth in Section 2.B. of the Offer Statement, the Company may terminate the Offer. In any such event, I understand that if the eligible options tendered herewith are not accepted for exchange, they will be retained by me.

(5) If I accept the Offer and my employment or service with the Company is terminated for any reason (including death or permanent disability) after such acceptance but prior to the expiration of the Offer, my tender of options in the Offer will be cancelled automatically, and my eligible options will remain outstanding in accordance with their current terms.

I UNDERSTAND THAT THE PUBLIC TRADING PRICE OF THE COMPANY'S COMMON STOCK WILL VARY FROM TIME TO TIME DURING THE OFFER PERIOD AND AFTER THE OFFER EXPIRES AT 5:00 P.M., PACIFIC DAYLIGHT TIME, ON JULY 25, 2008 (OR SUCH LATER DATE AND TIME TO WHICH THE COMPANY EXTENDS THE OFFER), SUCH THAT THE PUBLIC TRADING PRICE OF THE COMPANY'S COMMON STOCK COULD INCREASE AT SOME TIME DURING THE OFFER PERIOD OR AFTER THE DATE MY TENDERED OPTIONS ARE CANCELLED PURSUANT TO THE OFFER RESULTING IN MY FINANCIAL POSITION BEING LESS ADVANTAGEOUS THAN IF I HAD NOT ACCEPTED THE OFFER. BY TENDERING THE OPTIONS, I AGREE TO HOLD ALSIUS AND ITS DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS HARMLESS FOR ANY ACTUAL OR PERCEIVED LOSS SUFFERED BY ME AS A RESULT OF THE VARIANCE IN THE PUBLIC TRADING PRICE OF THE COMPANY'S COMMON STOCK DURING THE OFFER PERIOD AND AFTER EXPIRATION OF THE OFFER.

The Offer is not being made to, nor will any tender of option(s) be accepted from or on behalf of, option holders in any jurisdiction in which the making of this Offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction.

The following table contains a list of my eligible stock options as of June 12, 2008 that are eligible for exchange:

Check Box Indicating My Intent to Exchange Option Grant for RSUs	Stock Option Grant Date	Stock Option Expiration Date	Number of Option Shares	Type of Option Shares	Vested Option Shares	Unvested Option Shares	Per Share Exercise Price	RSUs that I will receive in Exchange
☐
☐
☐
Totals

By signing this Letter of Transmittal, I indicate my election to participate in the Offer as to each of my eligible stock option grants checked above.  However, if no boxes are checked above, then I will be deemed to have tendered all of the above options.  All of my eligible stock options that I have tendered will be irrevocably canceled on the grant date of the RSUs.  I will have no further rights to acquire Alsius Corporation common shares pursuant to my canceled stock options.  I understand and agree that after I deliver this Letter of Transmittal, I may not exercise any eligible stock options that I tender unless I properly withdraw my tender or the Company does not accept my tender.  I further understand and agree that I will be responsible for all applicable taxes arising as a result of exchanging my stock options and receiving RSUs, as further described in Section 12 of the Offer Statement.  I must remain employed by, or in service to, Alsius Corporation through the Expiration Date (or such later date and time to which the Company extends the Offer) or else this Offer to Exchange Certain Outstanding Options For RSUs will be null and void even if I have previously tendered a signed version of this Letter of Transmittal to Alsius Corporation.  Once I have submitted a signed and dated version of this Letter of Transmittal to Alsius Corporation, it is not revocable unless, prior to the Expiration Date (or such later date and time to which the Company extends the Offer), my employment or service terminates or I have properly executed and delivered a Notice of Withdrawal pursuant to the instructions in the Offer.

By delivery and execution hereof, I acknowledge that I have had access to and I have been urged to carefully read and understand the Offer, including any related documents, I have had ample opportunity to consult with my own personal advisors regarding the Offer, and I agree to all of the terms and conditions contained in the Offer.

_____________________________ Signature _____________________________ Name (please print) _____________________________ Date	_____________________________ Employee ID or Social Security _____________________________ Email Address

RETURN TO ALSIUS CORPORATION
BY HAND DELIVERY, U.S. MAIL,
OVERNIGHT COURIER, FAX OR E-MAIL
NO LATER THAN 5:00 P.M., PACIFIC TIME, ON JULY 25, 2008

CIRCULAR 230 DISCLAIMER
The Offer was written to support the promotion of the transactions and matters they address.  No limitation is imposed upon you by this Offer with respect to disclosure of the tax treatment or tax structure of any transaction.  The Offer was not intended or written to be used, and cannot be used by the stock option holder, for the purpose of avoiding penalties that may be imposed on the option holder.  The option holder should seek advice based on his/her particular circumstances from an independent tax advisor.